Exhibit 99.1

PROG Holdings Provides Second Quarter Update and Revised Full Year Outlook
SALT LAKE CITY, June 16, 2022 - PROG Holdings, Inc. (NYSE:PRG), the fintech holding company for Progressive Leasing, Vive Financial, and Four Technologies, today provided an estimate of several second quarter performance metrics as well as an update to its 2022 full year outlook. These estimates reflect a challenging operating environment as U.S. inflation levels, particularly in gas, food, and housing, create pressure on the Company’s lease portfolio performance and GMV production.
Since the Company issued its first quarter results on April 27, 2022, the macro environment has deteriorated further, resulting in increased delinquencies and higher write-offs within Progressive Leasing’s lease portfolio. Because the Company anticipates a challenging and volatile macro environment for the remainder of the year, it has further tightened its lease decisioning, which the Company expects will adversely impact GMV in the second quarter and full-year 2022. Progressive Leasing has made decisioning changes several times since the beginning of February, resulting in a reduction in approval rates of several hundred basis points.
“Rampant inflation is imposing significant pressure on our customers, who are feeling the pain of higher gas, food, and housing costs more significantly than those with higher incomes, as a larger portion of their paychecks are now being consumed by necessities. As a result, key national and regional point-of-sale partners are seeing a decrease in demand from our customer base,” said PROG Holdings President and CEO Steve Michaels. “While much remains uncertain about the near term, we intend to aggressively manage our lease portfolio performance within historical targeted annual ranges. Our businesses are well-positioned to help both consumers and retailers during challenging economic periods, so we remain excited about the opportunity to grow our businesses over the long term,” said Mr. Michaels.
In light of sustained headwinds in the macro environment and rapidly changing operating conditions, the Company has begun executing on a number of cost reduction initiatives to drive efficiencies and right-size variable costs while minimizing the negative impact on growth-related initiatives.

Outlook
PROG Holdings expects its quarterly and full-year financial results to reflect the recent deterioration across the retail and consumer environment and is providing an update on second quarter performance along with revising its full-year 2022 consolidated outlook.
Based upon quarterly performance to date, the Company expects second quarter consolidated revenues between $645 and $655 million, and adjusted EBITDA between $45 and $50 million, as reserves are expected to increase with elevated delinquencies. GMV is expected to decline in the low single digits year-over-year, and the second quarter provision for lease merchandise write-offs is expected to be in the mid 9 percent range.
For the full-year 2022, the Company expects the annual provision for lease merchandise write-offs will be near the high end of the 6 to 8 percent targeted annual range, trending lower exiting the year as recent decisioning changes impact the portfolio. The Company’s revised consolidated annual outlook for 2022 is as follows: revenue between $2.59 and $2.69 billion, adjusted EBITDA between $255 and $275 million, GAAP diluted EPS in the range of $2.09 to $2.33, and non-GAAP diluted EPS between $2.50 and $2.75.
Safe Harbor Statement
Statements in this news release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “estimates”, “outlook”, “anticipates”, “expects”, “intends”, and similar forward-looking terminology. These risks and uncertainties include factors such as (i) continued volatility and challenges in the macro environment and, in particular, the unfavorable effects on our business of the rapid increase in the rate of inflation currently being experienced in the economy, which has not been seen in more than forty years, and its impact on: (a) consumer confidence and customer demand for the merchandise that our POS partners sell; (b) our customers’ disposable income and their ability to make the lease and loan payments they owe the Company; (c) the availability of consumer credit; (d) our labor costs; and (e) our overall financial performance and outlook; (ii) a further deterioration of the macro environment and/or additional macro-economic headwinds (iii) the impact of the COVID-19 pandemic, including new variants, subvariants or additional waves of COVID-19 infections, on: (a) demand for the lease-to-own products offered by our Progressive Leasing segment, (b) Progressive Leasing’s point-of-sale or “POS” partners, and Vive’s and Four’s merchant partners, (c) Progressive Leasing’s, Vive’s and Four’s customers, including their ability and willingness to satisfy their obligations under their lease agreements and loan agreements, (d) Progressive Leasing’s POS partners being able to obtain the merchandise their customers need or desire, (e) our employees and labor needs, including our ability to adequately staff our operations, (f) our financial and operational performance, and (g) our liquidity; (iv) changes in the enforcement of existing laws and regulations and the adoption of new laws and regulations that may unfavorably impact our businesses; (v) increased focus by federal and state regulators on businesses that serve subprime consumers, such as our Progressive Leasing, Vive Financial and Four Technologies businesses, and other types of legal and regulatory proceedings and investigations, including those related to consumer protection, customer privacy, third party and employee fraud and information security; (vi) a large percentage of the Company’s revenues being concentrated with several of Progressive Leasing’s key POS partners; (vii) the risks that Progressive Leasing will be unable to attract new POS partners or retain and grow its business with its existing POS partners; (viii) the risk that our capital allocation strategy, including our current share repurchase program, will not be effective at enhancing shareholder value; (ix) Vive’s business model differing significantly from Progressive Leasing’s, which creates specific and unique risks for the Vive business, including Vive’s reliance on two bank partners to issue its credit products and Vive’s exposure to the unique regulatory risks associated with the laws and regulations that apply to its business; (x) adverse consequences to Progressive Leasing, including additional monetary penalties and/or injunctive relief, if it fails to comply with the terms of its 2020 settlement with the FTC, as well as the possibility of other regulatory authorities and third parties bringing legal actions against Progressive Leasing based on the same allegations that led to the FTC settlement; (xi) increased competition from traditional and virtual lease-to-own competitors and also from competitors of our Vive segment; (xii) our increased level of indebtedness; (xiii) our ability to protect confidential, proprietary, or sensitive information, including the personal and confidential information of our customers, which may be adversely affected by cyber-attacks, employee or other internal misconduct, computer viruses, electronic break-ins or “hacking”, or similar disruptions, any one of which could have a material adverse impact on our results of operations, financial condition, and prospects; (xiv) the effects of any increased expenses or unanticipated liabilities incurred as a result of, or due to activities related to, our acquisition of Four Technologies; (xv) Four Technology’s business model differing significantly from Progressive Leasing's and Vive’s, which creates specific and unique risks for the Four business, including Four’s exposure to the unique regulatory risks associated with the laws and regulations that apply to its business; and (xvi) the other risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 23, 2022. Statements in this press release that are “forward-looking” include, without limitation, statements about (i) the impact of Progressive Leasing tightening its lease decisioning, including on our GMV for the second quarter and full year 2022; (ii) Progressive Leasing’s lease portfolio performance; (iii) our ability to grow our businesses over the long-term; (iv) the impact of our cost reduction initiatives on our performance and businesses, including our growth-related investments; (v) our estimates for consolidated revenues, Adjusted EBITDA, and GMV for the second quarter of 2022, as well as our estimate for provision for lease merchandise write-offs for the quarter; and (vi) our revised full-year 2022 outlook. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.
Use of Non-GAAP Financial Information
The revised outlook for non-GAAP diluted earnings per share and adjusted EBITDA set forth in this press release are supplemental measures of our projected performance that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). Non-GAAP diluted earnings per share for the Company's revised full year 2022 outlook exclude restructuring expenses related primarily to severance charges associated with the Company’s cost reduction initiatives, intangible amortization expense, and accrued interest on an uncertain tax position related to Progressive Leasing's $175.0 million settlement with the FTC in 2020. The amounts for these after-tax non-GAAP adjustments, which are tax effected using our estimated statutory income tax rate of 26%, can be found in the reconciliation of projected earnings per share assuming dilution to non-GAAP earnings per share assuming dilution table below.
Adjusted EBITDA for the Company’s second quarter 2022 update and the revised full year 2022 outlook presented in this press release are calculated as the Company’s projected net earnings before interest expense, net; income taxes; depreciation on property, software, and equipment; and amortization of intangible assets. Projected adjusted EBITDA also excludes stock-based compensation expense and restructuring expenses related primarily to severance charges associated with the Company’s cost reduction initiatives. The amounts for these pre-tax non-GAAP adjustments can be found in the table below.
Management believes that projected non-GAAP diluted earnings per share and projected adjusted EBITDA provide relevant and useful information, and are widely used by analysts, investors, and competitors in our industry as well as by our management in assessing both consolidated and business unit performance. These non-GAAP measures also provide management and investors with an understanding of the projected results from the primary operations of our business by excluding the effects of certain items that generally arose from larger, one-time transactions or expenses that are not reflective of the ordinary earnings activity of our operations or transactions that have variability and volatility in terms of their amounts. We believe the exclusion of stock-based compensation expense provides for a better comparison of our operating results with our peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions, and the variety of award types. This measure may be useful to an investor in evaluating the underlying operating performance of our business.
Adjusted EBITDA also provides management and investors with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. These measures may be useful to an investor in evaluating our operating performance because the measures:
•Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors.
•Are used by rating agencies, lenders, and other parties to evaluate our creditworthiness.
•Are used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.

Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company’s GAAP basis net earnings and diluted earnings per share. We caution investors that amounts presented in accordance with our definitions of non-GAAP diluted earnings per share and adjusted EBITDA may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.

Reconciliation of Revised Full Year 2022 Outlook for Earnings Per Share
Assuming Dilution to Non-GAAP Earnings Per Share Assuming Dilution

	Revised Full Year 2022 Range
	Low	High
Projected GAAP Earnings Per Share Assuming Dilution	$2.09	$2.33
Add: Projected Intangible Amortization Expense	0.31	0.31
Add: Projected Restructuring Expense	0.06	0.07
Add: Projected Interest on the FTC Settlement Uncertain Tax Position	0.04	0.04
Projected Non-GAAP Earnings Per Share Assuming Dilution	$2.50	$2.75

Reconciliation of Consolidated Second Quarter 2022 Update and Revised Full-Year 2022 Outlook for Adjusted EBITDA
(In millions)

Q2 Update and FY Revised Outlook Range
	Three Months Ended June 30, 2022	Year ended December 31, 2022
Projected Net Earnings	$14 - $16	$111 - $124
Income Taxes	5 - 6	43 - 48
Projected Earnings Before Income Taxes	19 - 22	154 - 172
Interest Expense, Net	9	38
Depreciation	2	11
Amortization	5	22
Projected EBITDA	35 - 38	225 - 243
Stock-Based Compensation	6 - 7	26 - 27
Restructuring Expense	4 - 5	4 - 5
Projected Adjusted EBITDA	$45 - $50	$255 - $275

About PROG Holdings, Inc.
PROG Holdings, Inc. (NYSE:PRG) is a fintech holding company headquartered in Salt Lake City, UT, that provides transparent and competitive payment options to consumers. The Company owns Progressive Leasing, a leading provider of e-commerce, app-based, and in-store point-of-sale lease-to-own solutions, Vive Financial, an omnichannel provider of second-look revolving credit products, and Four Technologies, provider of Buy Now, Pay Later payment options through its platform Four. More information on PROG Holdings' companies can be found at https://www.progholdings.com.

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Investor Contact
John A. Baugh, CFA
VP, Investor Relations
john.baugh@progleasing.com

Media Contact
Mark Delcorps
Director, Corporate Communications
media@progholdings.com